FOR IMMEDIATE RELEASE

                                                                   June 25, 2004
                                                           ADVANTEST CORPORATION
                                            (Toshio Maruyama, President and COO)
                                    (Stock Code Number: 6857, TSE first section)
                                                      (Ticker Symbol: ATE, NYSE)

CONTACT:
Yuri Morita
(Managing Executive Officer and
Senior Vice President, Corporate Affairs Group)
Phone: +81-(0)3-3342-7500


            Advantest Issues Stock Option (Stock Acquisition Rights)

Tokyo -June 25, 2004 - Advantest Corporation (the "Company") resolved at a meeting of its Board of Directors today to issue stock options in the form of stock acquisition rights pursuant to Article 280 Paragraphs 20 and 21 of the Commercial Code and a shareholders resolution at the 62nd annual general meeting of shareholders under the terms set forth below.



1.  Date of issuance                                          July 1, 2004 (scheduled)
2.  Number of stock acquisition rights issued                 7,610
3.  Issuance price                                            No consideration shall be paid.
4.  Class and total number of shares underlying the stock     761,000 shares of common stock of Advantest Corporation
    acquisition rights                                        (each stock acquisition right shall be exercisable for
                                                              100 shares)
5.  Total subscription price to be paid upon exercise of      To be determined as of July 1, 2004
    each stock acquisition right
6.  The total value of all shares (newly issued shares or     To be determined as of July 1, 2004
    treasury shares) issued or delivered upon the exercise
    of stock acquisition rights
7.  Exercise period of the stock acquisition rights           Between April 1, 2005 and March 31, 2009
8.  The amount of the issuance price of the newly issued      The issuance price per share determined as of July 1,
    shares issued pursuant to the exercise of stock           2004 multiplied by 0.5; any fraction of Yen shall be
    acquisition rights that will be incorporated into         rounded up
    capital
9.  The number of employees receiving stock acquisition       Directors, corporate auditors, executive officers and
    rights                                                    employees of the Company and its domestic and overseas
                                                              subsidiaries, totaling 205

For Reference


(1)   The date of the meeting of the Board of Directors       May 28, 2004
      setting the date for the annual general meeting of
      shareholders
(2)   Date of the resolution made pursuant to the annual      June 25, 2004
      general meeting of shareholders


                                       2